Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Nick Nottoli	Allister Gobin
Media Relations	Investor Relations
mediateam@allstate.com	(847) 402-2800

Allstate Announces Updates to Leadership Team

NORTHBROOK, Ill., Oct. 1, 2025 – The Allstate Corporation today announced changes to its senior leadership team, effective Oct. 1, 2025.
•Mario Rizzo will become Chief Operating Officer, responsible for the Property-Liability and Protection Services businesses. Rizzo was previously President, Property-Liability.

•Jess Merten, currently Chief Financial Officer, will become President, Property-Liability. He will report to Rizzo.

•John Dugenske will serve as the interim Chief Financial Officer while an external search is underway, along with his current role as President, Investments and Corporate Strategy.

Tom Wilson, Chair, President and CEO of The Allstate Corporation, commented, “The Transformative Growth initiative has positioned Allstate to increase property-liability market share and expand protection offered to customers. These leadership changes are the next logical step to complete our Transformative Growth initiative and enable us to leverage artificial intelligence to better serve customers, earn returns for shareholders and create opportunity for employees.”

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About Allstate
The Allstate Corporation (NYSE: ALL) protects people from life’s uncertainties with affordable, simple and connected protection for autos, homes, electronic devices, and identities. Products are available through a broad distribution network including Allstate agents, independent agents, major retailers, online, and at the workplace. Allstate has more than 208 million policies in force and is widely known for the slogan “You’re in Good Hands with Allstate.” For more information, visit www.allstate.com.

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